Exhibit 5.3

[LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]

December 15, 2003

Evergreen Holdings, Inc.

3850 Three Mile Lane

McMinnville, Oregon 97128-9496

Re:	Evergreen Holdings, Inc., Evergreen International Aviation, Inc., and the other entities listed on Schedule I—Registration Statement on Form S-4

Ladies and Gentlemen:

We are special counsel for Evergreen International Aviation, Inc, an Oregon corporation, (the “Issuer”), and Evergreen Holdings, Inc., an Oregon corporation, Evergreen International Airlines, Inc., an Oregon corporation, Evergreen Air Center, Inc., an Oregon corporation, and Evergreen Helicopters, Inc., an Oregon corporation, (each, an “Oregon Company” and collectively, the “Oregon Companies”) and special counsel for Evergreen Helicopters of Alaska, Inc., an Alaska corporation, (the “Alaska Company” and together with the Oregon Companies, each a “Guarantor” and collectively, the “Guarantors”). In such capacity, we have acted as counsel to Issuer and Guarantors (each, a “Company” and collectively, the “Companies”) in connection with the public offering of $215,000,000 aggregate principal amount of the Issuer’s 12% Senior Second Secured Notes due 2010 (the “Exchange Notes”). The Indenture dated as of May 16, 2003 (the “Indenture”), between the Issuer, the Guarantors, the other guarantors party thereto and Bank One, N.A., as Trustee (the “Trustee”), provides for the issuance of the Exchange Notes by the Issuer and the guarantee of the Exchange Notes by the Guarantors and the other guarantors party thereto (the “Guarantees”) to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 12% Senior Second Secured Notes due 2010 of the Issuer (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 16, 2003 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors and the other guarantors party thereto, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets, Inc.

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December 15, 2003

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

This opinion letter is subject to all assumptions, qualifications and limitations not inconsistent herewith that are described in the Legal Opinion Accord of the ABA Section of Business Law (1991) at Section 4 (“Reliance by Opinion Giver on Assumptions”), Section 14 (“Other Common Qualifications”) and Section 19 (“Specific Legal Issues”). For your convenience, we enclose copies of those Sections and related definitions.

In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

1.	The Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2003 under the Act, as amended (the “Registration Statement”);

2.	An executed copy of the Registration Rights Agreement;

3.	An executed copy of the Indenture;

4.	The form of Exchange Notes included in the Indenture;

5.	The form of Guarantees included in the Indenture;

6.	The Articles of Incorporation of Issuer and each Oregon Company, as amended (except for those of Evergreen Air Center, Inc. which have not been amended) and as certified by the Secretary of State of the State of Oregon;

7.	The Articles of Incorporation of the Alaska Company, as amended and as certified on July 10, 2002, by the Department of Community and Economic Development, Division of Banking, Securities and Corporations of the State of Alaska; and

8.	Certain resolutions adopted by the Board of Directors of each Company relating to the Exchange Offer, the Indenture, the issuance of the Exchange Notes by the Issuer, the issuance of the Guarantee by such Company and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Companies and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Companies and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

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December 15, 2003

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuer and the Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth in the opinion below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors and others.

The opinions set forth herein are limited to Oregon and Alaska corporate law that is normally applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinions herein stated. The opinions set forth in paragraphs 1 and 2 below with respect to the valid existence of the Issuer and the Guarantors are based solely upon certificates issued by the Secretary of State, with respect to Issuer and the Oregon Companies, and the Department of Community and Economic Development, Division of Banking, Securities and Corporations, with respect to the Alaska Company, or other appropriate official of the respective jurisdictions of organization.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Issuer and the Oregon Companies are all corporations duly incorporated and validly existing under Oregon law

2.	The Alaska Company is a corporation duly incorporated and validly existing under Alaska law.

3.	The Issuer has the corporate power and authority to execute and deliver the Exchange Notes and to consummate the transactions contemplated thereby.

4.	The Guarantors have the corporate power and authority to execute and deliver the Guarantees and to consummate the transactions contemplated thereby.

5.	The execution, delivery and performance of each of the Exchange Notes and the Guarantees have been duly authorized by all requisite corporate action of each Company, respectively. When each of the Exchange Notes and the Guarantees (in the form examined by us) have been signed by an incumbent officer authorized to do

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so in the respective authorizing resolution of each Company, the Exchange Notes and the Guarantees will have been duly executed. When the Companies have voluntarily transferred possession of the Exchange Notes and the Guarantees to the Trustee in exchange for the Original Notes, the Exchange Notes and the Guarantees will have been duly delivered.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely on this opinion letter in connection with the opinion letter such firm is rendering in connection with the Exchange Offer. Subject to the foregoing, this opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent.

Very truly yours,

/s/ Davis Wright Tremaine LLP

Evergreen Holdings, Inc.

December 15, 2003

EXCERPTS FROM LEGAL OPINION ACCORD

OF THE SECTION OF BUSINESS LAW, AMERICAN BAR ASSOCIATION (1991)

These excerpts consist of Sections 4, 14 and 19 of the Accord and related definitions.

GLOSSARY [EXCERPTS]

As used in this Accord, the following terms (whether used in the singular or the plural) shall have the meanings indicated:

Client: the party or parties to the Transaction (including predecessor entities where relevant) for which the Opinion Giver provides legal representation.

Court Orders: court and administrative orders, writs, judgments and decrees that name the Client and are specifically directed to it or its property.

Law: the statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the Opining Jurisdiction, including its Local Law (but see § 19(g)).

Local Law: the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level — e.g., water agencies, joint power districts, the Maine Turnpike Authority, The Southern California Rapid Transit District, the Port Authority of New York and New Jersey), and judicial decisions to the extent that they deal with any of the foregoing.

Opining Jurisdiction: a jurisdiction whose applicable Law is addressed by the Opinion Giver in the Opinion (see § 1); if there is more than one such jurisdiction (e.g., the United States and a particular state), the term refers collectively to all.

Opinion: a legal opinion that includes a declaration that it is governed by this Accord and is rendered by the Opinion Giver to one or more persons involved with the Transaction other than the Client.

Opinion Giver: the lawyer or legal organization rendering the Opinion.

Opinion Letter: the document setting forth the Opinion that is delivered to and accepted by the Opinion Recipient.

Opinion Recipient: the addressee or addressees of the Opinion Letter.

Other Agreements: contracts, other than the Transaction Documents, to which the Client is a party or by which it or its property is bound.

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Public Authority Documents: certificates issued by the Secretary of State or any other government official, office or agency concerning a person’s property or status, such as certificates of corporate or partnership good standing, certificates concerning tax status, certificates concerning Uniform Commercial Code filings or certificates concerning title registration or ownership.

Transaction: the business exchange (e.g., loan, sale of securities, merger or acquisition) by the Client and the other parties.

Transaction Documents: the contract setting forth the principal terms of the Transaction addressed by the Opinion and other contracts ancillary thereto that are explicitly addressed by the Opinion.

Section 4.

Section 4. Reliance by Opinion Giver on Assumptions. The Opinion Giver may rely, without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, a legal conclusion expressed in the Opinion.

        (a) Client who is a natural person, and natural persons who are involved on behalf of the Client, have sufficient legal capacity to enter into and perform the Transaction or to carry out their role in it.

        (b) The Client holds the requisite title and rights to any property involved in the Transaction.

        (c) Each party to the Transaction (other than the Client) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it.

        (d) Each party to the Transaction (other than the Client) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Client.

        (e) Each document submitted to the Opinion Giver for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

        (f) Each Public Authority Document is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

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        (g) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

        (h) The conduct of the parties to the Transaction has complied with any requirement of good faith, fair dealing and conscionability.

        (i) The Opinion Recipient and any agent acting for it in connection with the Transaction have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transaction.

        (j) There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

        (k) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Law of the Opining Jurisdiction, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the Opining Jurisdiction, and are in a format that makes legal research reasonably feasible.

        (l) The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the Opining Jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

        (m) Other Agreements and Court Orders would be enforced as written.

        (n) The Client will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order.

        (o) The Client will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Transaction Documents.

        (p) All parties to the Transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

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Section 14.

Section 14. Other Common Qualifications. To the extent the Law of the Opining Jurisdiction applies any of the following rules to one or more of the provisions of a contract covered by an opinion to which this Section applies, that opinion is subject to the effect of generally applicable rules of Law that:

        (a) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

        (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

        (c) limit the availability of a remedy under certain circumstances where another remedy has been elected;

        (d) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

        (e) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

        (f) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

        (g) may, where less than all of a contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

        (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

        (i) may, in the absence of a waiver or consent, discharge a guarantor to the extent that (i) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (ii) guaranteed debt is materially modified; and

        (j) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance,

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or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

Section 19.

Section 19. Specific Legal Issues. It is a basic principle of this Accord that the Opinion will deal in a direct way with any specific legal issue to be addressed. In this connection, an Opinion does not address any of the following legal issues unless the Opinion Giver has explicitly addressed the specific legal issue in the Opinion Letter:

        (a) Federal securities laws and regulations administered by the Securities and Exchange Commission (other than the Public Utility Holding Company Act of 1935), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

        (b) Federal Reserve Board margin regulations;

        (c) pension and employee benefit laws and regulations (e.g., ERISA);

        (d) Federal and state antitrust and unfair competition laws and regulations;

        (e) Federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio), other than requirements applicable to charter-related documents such as a certificate of merger;

        (f) compliance with fiduciary duty requirements;

        (g) Local Law;

        (h) the characterization of a Transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, and the creation, attachment, perfection, priority or enforcement of a lien on real property or a security interest in personal property;

        (i) fraudulent transfer and fraudulent conveyance laws;

        (j) Federal and state environmental laws and regulations;

        (k) Federal and state land use and subdivision laws and regulations;

        (l) Federal and state tax laws and regulations;

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        (m) Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;

        (n) Federal and state racketeering laws and regulations (e.g., RICO);

        (o) Federal and state health and safety laws and regulations (e.g., OSHA);

        (p) Federal and state labor laws and regulations;

        (q) Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws; and

        (r) other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).